Exhibit 99.1

For Release at 8:30 AM EST on Wednesday, January 16, 2013

Gasco Energy Provides Fourth Quarter 2012 Operations Update

DENVER — (PR Newswire) — January 16, 2013 — Gasco Energy, Inc. (NYSE MKT: GSX) (“Gasco” or the “Company”) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Operations Update

During Q1-12, Gasco conveyed a 50% interest in certain of its Uinta Basin properties to its joint venture partner concurrent with the March 22, 2012 closing of the joint venture.  Q4-12 is the third full reporting period in which Gasco’s Uinta Basin net production reflects this conveyance.  Due to the 50% interest conveyance, operational and financial results for the three-month and 12-month periods ended December 31, 2012 are not similarly comparable to the same periods ended December 31, 2011.  The Uinta Basin accounts for 100% of Gasco’s production.

Quarterly Production

Estimated cumulative net production for the quarter ended December 31, 2012 was 516 million cubic feet equivalent (MMcfe).  By commodity for Q4-12, Gasco reported net crude oil volumes of 6,254 barrels and net natural gas volumes of 478 MMcf.  Crude oil volumes for Q4-12 represent a 45% increase, as compared to Q3-12 crude oil volumes.

Annual Production

Estimated cumulative net production for the year ended December 31, 2012 was 2,537 MMcfe, as compared to 2011’s full-year production of 3,881 MMcfe.  The year-over-year decrease in production is primarily the result of the 50% conveyance in Q1-12.  The reduction is also attributable to fewer completions of up-hole zones, curtailed new drilling activity during 2012 and normal production decline from existing wells.

Gasco Energy Net Production Detail*

		Three-months Ended			12-months Ended
Period-over-Period Comparison	Dec. 31, 2012**	Sept. 30, 2012	Seq. Quarterly Chg.	Dec. 31, 2011	Dec. 31, 2012**	Dec. 31, 2011
Natural Gas / MMcf	478	516	-7.3%	823	2,389	3,660
Oil / Bbls	6,254	4,304	45.3%	7,900	24,652	36,852
Natural Gas Equivalents / MMcfe	516	542	-4.8%	870	2,537	3,881

*Due to the 50% interest conveyance, net production volumes for the three-month and 12-month periods ended December 31, 2012 are not similarly comparable to the same periods ended December 31, 2011.

**Includes preliminary production estimates for Q4-12 and the 12-month period ended December 31, 2012 and reflects Gasco’s 50% interest in its Uinta Basin joint venture effective as of March 22, 2012.

2013 Drilling Plans

The six-well Green River oil well program is now fully permitted.  However, the newly issued permits included burrowing owl and golden eagle drilling stipulations that will delay the spudding of these six wells until Q3-13.  Five additional, high-graded Green River oil well locations are in process of being permitted by regulatory agencies and we anticipate that these will be issued before Q3-13 and added to the drilling schedule along with the six existing permits.  The Company is also in the process of permitting its Uinta Basin natural gas pad-well drilling program.

Green River Horizontal Well

Gasco also plans to participate in a horizontal well (GSX 7.14% WI / non-operated) to test the productive potential of the oil-prone Uteland Butte member of the Green River Formation.  The well, with a proposed 4,250 foot lateral length, will be operated by an industry partner that has successfully drilled several horizontal Green River oil wells in the Uinta Basin.  The operator plans to spud the well in Q2-13.

Green River Oil Well Workover Program

During Q4-12, Gasco continued its workover program which targets by-passed oil in older Wasatch / Mesaverde wells and Green River oil wells.  Since the workover program commenced in the second half of 2012, Gasco engineers have performed eight workovers (three during Q4-12) in the Green River Formation which have yielded a per-well average of a 15% to 20% increase in net oil production, as compared to rates recorded prior to the well workovers.

Gasco believes the workover program presents a low-cost opportunity to boost oil production.  The Company continues to identify wells suitable for by-passed oil workovers, and has identified an additional three wells for workover activities and further production enhancement.

California Projects Update

Northwest McKittrick

The operator of the Northwest McKittrick prospect recently reached total depth on the first of three earning wells on which Gasco is carried for a 20% working interest.  Well logs identified the presence of a structure which helps confirm the Company’s geologic model; however, the well penetrated the primary objective 300 feet down-dip from the targeted depth.

While the initial test well came in 300 feet low, the test well did not condemn the prospect.  New mapping suggests that a second well could still test a structure with approximately 9.5 million barrels (MMBO) of gross unrisked oil potential (1.9 MMBO net unrisked potential).

As part of the terms of the farm-out agreement, the partner in Northwest McKittrick has until March 12, 2013 to spud the second test well to continue to fully earn into the prospect.

Management Comment

King Grant, Gasco’s president and CEO commented: “The fourth quarter 2012 operational results were in line with our expectations.  Our continued efforts in enhancing Uinta Basin oil production are exemplified by the 45% oil production growth, when compared to the third quarter 2012.  Oil prices remain strong in the Uinta where we are currently netting between $80 to 85 per barrel at the wellhead.

“In our California exploratory projects, we have four additional carried wells which are expected to spud during 2013, including the next Northwest McKittrick well as mentioned above.  The second Northwest McKittrick well is targeted for a mid-March spud date, while the second Willow Springs prospect well is projected to spud in late April.  Our ongoing geologic and geophysical work continues to identify structures in the targeted prospect areas.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, expectations with respect to its liquidity, capital resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s current expectations and forecasts about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “would,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release or otherwise expressed by us are to the knowledge and in the judgment of management, believed to be reasonable when made, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve and may be affected by inaccurate assumptions, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include Gasco’s ability to maintain adequate cash flow from operations or obtain adequate financing to fund its operations and meet working capital needs and its related ability to continue as a going concern; the ability to pursue strategic restructuring, refinancing or other transactions; the ability to remain in compliance with the terms and conditions of our outstanding convertible senior notes and warrants and to remain in compliance with NYSE MKT continued listing standards; the ability to maintain relationships with suppliers and customers; volatility and recent declines in Gasco’s stock price; overall demand for natural gas and oil in the United States; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011, and (2) Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.